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                                                                     EXHIBIT 9.3

                 AMENDMENT NO. 2 TO INVESTORS RIGHTS AGREEMENT


                This AMENDMENT NO. 2 TO INVESTORS RIGHTS AGREEMENT (this "Amendment") is made effective as of October 18, 2000 and amends that certain INVESTORS RIGHTS AGREEMENT, dated August 22, 1997, by and among CAPSTONE TURBINE CORPORATION, a California corporation (the "Company") and certain of its shareholders, as amended to the date hereof (the "Agreement").

                Whereas, the parties hereto are parties to the Agreement, and desire to amend the Agreement to reduce certain notice periods set forth therein; and

                Whereas, Section 7.2 of the Agreement provides that the Agreement may be amended with the written consent of the holders of at least a majority of the Registrable Shares, as defined in the Agreement;

                NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties agree as follows:

                1. Piggy-Back Registration. Section 3.1 of the Agreement is hereby amended and restated to read in its entirety:

                        "3.1 Piggy-Back Registrations. If at any time the
                Company shall determine to register for its own account or the account of others under the Securities Act (including without limitation pursuant to the Qualified Public Offering, the Initial Public Offering or a demand for registration of any Shareholder of the Company) any of its equity securities, other than on Form S-8 or Form S-4 or their then equivalents (a "Piggy-Back Registration"), it shall send to each Holder, written notice of such determination and, if within seven (7) days after delivery of such notice, such Holder shall so request in writing, the Company shall use its diligent efforts to include in such registration statement all or any part of the Registrable Shares such Holder requests to be registered, except that if, in connection with any offering involving an underwriting of Common Stock, the managing underwriter shall impose a limitation on the number of shares of Common Stock which may be included in the registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, then the Company shall be obligated to include in such registration statement only such limited portion (or none, if so required by the managing underwriter) of the Registrable Shares with respect to which such Holder has requested inclusion hereunder. Any reduction in the number of the Registrable Shares to be included in such registration statement pursuant to the foregoing sentence shall be allocated among holders of Registrable Shares requesting their inclusion under this Section 3.1 on a pro rata basis in proportion to the number of shares requested to be included by each such holder. No right under this Section 3.1 shall be construed to limit any registration required under Section 3.2."



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                2. Demand Registration. The second sentence of Section 3.2 of the Agreement is hereby amended and restated to read in its entirety:

                        "Upon written request of any Holder given within seven
                (7) days after the delivery to such Holder by the Company of such notification, the Company will use its diligent efforts to cause such of the Registrable Shares as may be requested by any Holder (including the Holder giving the initial notice of intent to offer) to be registered under the Securities Act expeditiously as possible (a "Demand Registration")."

                3. No Further Changes. Except as provided above, the Agreement shall remain in full force and effect.

                4. Governing Law and Construction. This Amendment will be governed by and construed in accordance with the laws of California, without regard to the principles of conflicts of law. The language of this Amendment shall be deemed to be the result of negotiation among the parties and their respective counsel and shall not be construed strictly for or against any party. Each party (i) agrees that any action arising out of or in connection with this Amendment shall be brought solely in federal or state courts in Los Angeles, California, (ii) hereby consents to the sole jurisdiction of such courts, and (iii) agrees that, whenever a party is requested to execute one or more documents evidencing such consent, it shall do so immediately.

                5. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.




                           [Signature Pages to Follow]



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                IN WITNESS WHEREOF, the parties hereto have executed this
Amendment as of the date first written above.

CAPSTONE TURBINE CORPORATION



/s/ Jeffrey Watts
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Jeffrey Watts
Chief Financial Officer







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